Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-262264 and 333-262421

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED MAY 1, 2024)

Imperial Petroleum Inc.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated May 1, 2024 (“Prospectus”), of Imperial Petroleum Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-262264 and 333-262421), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on September 20, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 20, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2024

Commission File Number 001-41095

IMPERIAL PETROLEUM INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Erithrea 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form  40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Vessel Acquisition Agreements

Imperial Petroleum Inc. (the “Company”) has entered into agreements to acquire seven Japanese built bulkers (5 supramaxes and 2 kamsarmaxes) for an aggregate purchase price of $129 million, from entities affiliated with Brave Maritime Corp Inc. The transaction with Brave Maritime, which is affiliated with members of the Vafias family, was approved by the independent directors of the Company, which obtained independent valuations of the vessels.

The vessels are expected to be delivered between December 2024 and May 2025. The Company expects to finance the purchase price for each vessel with cash-on-hand and has the option to pay for the vessels latest by one year from each respective purchase agreement.

Following these vessel deliveries, and assuming no further acquisitions or dispositions, the Company’s fleet will total 19 vessels.

*****

This report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (Reg. No. 333-268663), Post Effective Amendment No. 1 to Form F-1 on Form F-3 Registration Statement (Reg. No. 333-266031) and Registration Statements on Form S-8 (Reg. Nos. 333-275745 and 333-278813), including the prospectuses contained therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 20, 2024

IMPERIAL PETROLEUM INC.

By:	/s/ Ifigeneia Sakellari
Name:	Ifigeneia Sakellari
Title:	Chief Financial Officer